UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 16, 2021

Montrose Environmental Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39394	46-4195044
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5120 Northshore Drive, North Little Rock, AR	72118
(Address of principal executive offices)	(Zip Code)

(501) 900-6400

(Registrant’s telephone number, including area code)

Not applicable

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.000004 par value per share	MEG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2021, the board of directors (the “Board”) of Montrose Environmental Group, Inc. (the “Company”) approved the grant of stock appreciation rights (“SARs”) and restricted stock units (“RSUs”) as set forth below to Vijay Manthripragada, Allan Dicks, Nasym Afsari, Joshua LeMaire and Jose Revuelta (the “NEOs”) under the Company’s Amended and Restated 2017 Stock Incentive Plan (the “Plan”). These incentives were designed by the Board, in coordination with the Company’s compensation advisors, to (i) retain the NEOs and other selected employees of the Company for a minimum of 5 years, (ii) reward the NEOs and other selected employees for the Company’s significant outperformance and stockholder value creation in 2021, and (iii) provide incentives to the NEOs and other selected employees of the Company to accelerate value creation for stockholders and other stakeholders over the next five-year period.

Name	SARs (#)	RSUs (#)
Vijay Manthripragada	900,000	632,418
Allan Dicks	330,000	225,864
Nasym Afsari	330,000	225,864
Joshua LeMaire	330,000	234,898
Jose Revuelta	330,000	234,898

The SARs granted to the NEOs have an exercise price equal to $66.79, the closing price on December 16, 2021, and the earned portion shall vest, if at all, on the fifth (5th) anniversary of the date of grant (the “Vesting Date”) based on achievement of performance hurdles over a five year period, subject to continued service on the Vesting Date. The performance hurdles shall be deemed achieved if the average trading price per share of the Company’s common stock equals or exceeds the applicable stock price performance hurdle set forth below for the trading days falling in a consecutive 20-day period prior to the Vesting Date. The performance hurdles were determined by the Board in order to align the NEOs with the Company’s stockholders, to incentivize extraordinary performance, and to incentivize significant stockholder and other stakeholder value creation.

SAR Stock Price Performance Hurdle	Portion of SARs Subject to Performance Hurdle
$133.58	1/3
$166.98	1/3
$200.37	1/3

The unvested SARs will vest in full and become exercisable immediately prior to the consummation of a change in control (as defined in the Plan) subject to continued service through such date, if and to the extent the performance hurdles have been achieved prior to such date or if the consideration paid in such change in control equals or exceeds the applicable performance hurdle.

With respect to 316,209 of Mr. Manthripragada’s RSUs and all of the other NEOs’ RSUs, fifty percent (50%) vest on each of the fourth (4th) and fifth (5th) anniversaries of the date of grant, subject to continued service through each such date. With respect to the remaining 316,209 of Mr. Manthripragada’s RSUs (the “Performance-Vested RSUs”), fifty percent (50%) vest on each of the fourth (4th) and fifth (5th) anniversaries of the date of grant, subject to continued service through each such date and further subject to achievement of the Performance Criteria (as defined below). If the Performance Criteria is not met prior to the fourth (4th) anniversary of the date of grant, none of the Performance-Vested RSUs will vest at such time, and if the Performance Criteria is subsequently met prior to the fifth (5th) anniversary of the date of grant, all of the Performance-Vested RSUs will vest at such time, subject to continued service through such date. If the Performance Criteria is not met by the fifth (5th) anniversary of the date of grant, all of the Performance-Vested RSUs will be forfeited. The “Performance Criteria” will be met if the Company achieves $90M in adjusted EBITDA (as reported) for any trailing twelve-month period from and after December 31, 2022, which shall be measured quarterly for purposes of determining if the Performance Criteria has been met.

The unvested RSUs will vest in full upon a change in control, subject to continued service through such date, and, in the case of Mr. Manthripragada’s Performance-Vested RSUs, to the extent the Performance Criteria has been satisfied as of the date of such change in control.

The foregoing description of the SARs and RSUs does not purport to be complete and is qualified in its entirety by reference to the full text of the applicable award agreements, copies of which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively, and are incorporated by reference herein.

Also on December 16, 2021, the Board approved and reserved for future issuance an aggregate of 135,517 restricted stock units (the “Future RSU Pool”) to be granted under the Plan to certain of its executives, including Messrs. Dicks, LeMaire and Revuelta and Ms. Afsari. Final determination and allocation of the awards under the Future RSU Pool will be determined on December 16, 2025 based on individual performance and continued service through such date. Any restricted stock units granted under the Future RSU Pool will vest on December 16, 2026, subject to continued service through such date.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Form of Grant Notice and Standard Terms and Conditions for Performance-Based Stock Appreciation Rights under the Montrose Environmental Group, Inc. Amended and Restated 2017 Stock Incentive Plan.

10.2	Form of Grant Notice and Standard Terms and Conditions for Restricted Stock Units under the Montrose Environmental Group, Inc. Amended and Restated 2017 Stock Incentive Plan.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Montrose Environmental Group, Inc.

Date: December 21, 2021	By:	/s/ Allan Dicks
	Name:	Allan Dicks
	Title:	Chief Financial Officer